Exhibit 10.55

Stock Agreement

The parties to this Agreement are:

DNAPrint Genomics Inc., 1621 W. University Parkway Sarasota, FL  34243

and

Matchmakers Consulting AG, 8750 Glarus, Switzerland

I.

Preliminary statement, object of the Agreement

DNAPrint Genomics Inc., Sarasota, Florida, USA holds 373,324 common notional no par value shares (“Stamm-Stückaktien”1) (Object of the Agreement) of the share capital (“Grundkapital”) of Biofrontera AG. Biofrontera AG has its registered office in Leverkusen, Germany. Biofrontera AG is listed on German stock markets and has no par value nominal shares (“nennwertlose Namensaktien”) amounting to 3,205,403 Euros.

The notional no par value shares are made out to the holder.

The shares have been issued but the corresponding serial numbers are not yet available.

The contribution on the shares has been paid in full. The shares are not subject to a pledge or any other lien or encumbrance.

The above-named Aktiengesellschaft does not own any real estate.

The above-mentioned 373,324 shares are the Object of this Agreement.

1 Note of the translator: „Stückaktien“ are notional no par value shares which do not represent a fixed amount of the share capital but a percentage participation in the share capital; such percentage is not shown on the share certificate since it changes with each increase or reduction of the capital.

II.

Sale

DNAPrint Genomics Inc., - hereinafter called “seller” - hereby sells the object of the Agreement specified in section I., 373,324 shares of Biofrontera AG, together with any and all rights and duties related hereto to Matchmakers Consulting AG – hereinafter called “buyer” – which becomes the sole holder of the said shares.

III.

Transfer and delivery

Seller and buyer agree that title to the shares including any property rights will be transferred to buyer, together with any and all rights and components related hereto, upon full payment of the purchase price. The parties agree that, instead of delivery, seller assigns to buyer his right to demand surrender of the shares from the company with such assignment taking effect, with regard to the related property rights, upon full payment of the purchase price.

IV.

Purchase price

The purchase price is a cash amount of 10.- euros per share for 72,324 shares, 12.- euros per share for 180,000 shares, and 13.- euros per share for 120,000 shares. The purchase price will be paid in 8 instalments of 500,000 (in words: five hundred thousand) euros each. The first instalment is due immediately after signature and after the bank confirms transfer of the entire Object of this Agreement. The economic transfer will be effected and closed with the transfer of this first instalment to the account of seller and with the delivery of the object of this Agreement by transfer to the deposit of buyer. The second instalment will be transferred on March 20th, the third on April 25th. The other five instalments of 500,000 euros each will be transferred on the last day of each month between March and September 2007. A final instalment of 443,240 (four hundred forty three thousand two hundred and forty) euros will be paid on October 31, 2007.

Each party is, without any restrictions, entitled to exercise the statutory right of rescission although payment of the purchase price is deferred.

Seller is entitled to demand payment of interest in the amount of 7 % per year on any outstanding instalment from occurrence of default after written reminder by seller, unless buyer proves that seller has not incurred any damage due to the default or has incurred less damage than claimed. Interest must be paid monthly for each preceding month, no later than on the first day of the respective subsequent month.

In the event that the buyer does not pay one of the instalments, the buyer agrees to return all shares that have not yet been paid for upon request with no penalty, deduction or any other monetary or statutory, State, Federal, International or otherwise declared to the seller immediately upon delay of the money transfer as so demanded by seller. In this case, it is the sole decision of seller to insist on the return of the shares or on payment of the monthly instalment. There will be no further obligation of the buyer after return of the shares.

V.

Buy-back right

The seller may buy back Biofrontera shares at a price of 16.13 euros. The seller is entitled to execute this right on October 31 by opening an escrow account and transferring the entire purchase price to buy back the number of shares that is determined by the sum of the money deposited. Once deposited, the seller has no right to remove the money from the account, unless the shares are not delivered as agreed upon. The buyer is obliged to deliver the corresponding number of Biofrontera shares in one or several instalments, but at the latest by March 31, 2008. Following each instalment, the purchase price for the shares that have been delivered will be released from the escrow account and transferred to buyer within 5 working days. Upon arrival of the shares DNAPrint will provide a lock-up agreement towards Biofrontera AG, ruling that none of these shares are sold further before October 31, 2008.

VI.

Defects and miscellaneous

1.

Defects of title to the sold shares

The shares transferred by seller to buyer must be free of any rights of third parties, and seller must represent and warrant that the contribution on the shares specified in section I. has been paid and has not been repaid or otherwise returned.

Seller hereby warrants that

1.

the information and data on the Aktiengesellschaft named above in section I. are true,

2.

seller is, without any restrictions, entitled to dispose of the shares in the company named above in section I. which constitute the object of this Agreement.

On the basis of such warranty, buyer may claim subsequent performance, rescission, reduction of the purchase price and damages; damages may even be claimed regardless of any fault on the part of seller.

Any claims of buyer under the preceding provisions will only become statute-barred after 30 years from the statutory commencement of the limitation period.

2.

No warranty of faultless condition of the Aktiengesellschaft

The object of this Agreement provides to buyer a participation in Biofrontera AG in its current condition. Seller does not assume any liability with regard to the quality and earning capacity of the company, nor does he warrant that the assets of the company are free of any defects as to quality or title.

3.

Confidentiality

Both parties agree to keep the existence of this contract and its conditions confidential as far as legally possible. In any case will both parties in advance inform Biofrontera about public announcements or filings mentioning this contract and make allowance for any justified and legally possible feedback.

VII.

Supplementary agreements, written form

There are no supplementary agreements. Any modifications of or amendments to this Agreement must be made in writing; this also applies to any agreement by which the present requirement of written form is cancelled.

VIII.

Applicable law, place of jurisdiction

This Agreement is subject to Swiss law. Place of jurisdiction is agreed to be Zürich, if and to the extent that this is permitted by law.

IX.

Severability

In the event that any provision of this Agreement is or should become invalid in whole or in part, the validity of the other provisions remains unaffected. The parties to this Agreement are obliged to replace, if possible, any defective provisions by admissible provisions which reflect the purpose of the defective provisions as closely as possible. Until such replacement, such statutory provisions will apply which reflect the purpose of the defective provisions as closely as possible.

X.

Costs, taxes, copies

Each party is responsible for its own cost including but not restricted to bank fees, legal fees and taxes.

Sarasota , February 15th, 2007

Glarus, February ….th, 2007

DNAPrint Genomics Inc., USA

Matchmakers Consulting AG, Switzerland

/s/ Richard Gabriel

/s/ R. Giger